Exhibit 99.1

Contact:	Roger R. Hopkins, Chief Accounting Officer

(615) 890-9100

NHI Convertible Senior Note Offering Reaches $200 Million with Exercise of Underwriters’ Option

MURFREESBORO, Tenn. – (March 27, 2014) National Health Investors, Inc. (NYSE: NHI) announced today that the underwriters have exercised their over-allotment option to purchase an additional $25 million in aggregate principal amount of its 3.25% Convertible Senior Notes due 2021 (the “Notes”). On Monday, March 25, 2014, NHI closed the initial offering of $175 million in aggregate principal amount of Notes. The Notes will bear interest at a rate equal to 3.25% per year and the conversion rate will initially equal 13.9260 shares of common stock per $1,000 principal amount of Notes. The purchase of the additional $25 million in aggregate principal amount of Notes is expected to close on or about March 28, 2014, subject to customary closing conditions. Giving effect to the closing of the purchase of the additional Notes, the total principal amount of the Notes sold will be $200 million, and the net proceeds from the initial offering and this additional offering of Notes will be approximately $193.6 million, after deducting the underwriting discounts and commissions and other estimated expenses of the offering payable by NHI.

NHI intends to use the net proceeds of the offering to reduce amounts outstanding under its revolving credit facility and for general working capital purposes.

The joint book-running managers for the offering were BofA Merrill Lynch and J.P. Morgan. The co-lead managers for the offering were BMO Capital Markets and KeyBanc Capital Markets. The co-managers for the offering were Capital One Securities, JMP Securities LLC, Regions Securities LLC and Stifel. The offering was made pursuant to NHI’s effective shelf registration statement previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

About NHI

National Health Investors, Inc. (NYSE: NHI), a Maryland corporation incorporated and publicly listed in 1991, is a healthcare real estate investment trust (REIT) specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings, and hospitals.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the year ended December 31, 2013.